Exhibit 99.(a)(27)

CREDIT SUISSE OPPORTUNITY FUNDS

Certificate of Termination

Termination of Credit Suisse Volaris US Strategies Fund

as a Series of Credit Suisse Opportunity Funds

The undersigned, being all of the members of the Board of Trustees (the “Board”) of Credit Suisse Opportunity Funds (the “Trust”), a Delaware statutory business trust with transferable units of beneficial interests, DO HEREBY CERTIFY that, pursuant to the terms of that certain Plan of Liquidation, Dissolution and Termination, dated as of May 24, 2016, of Credit Suisse Volaris US Strategies Fund (the “Fund”), a series of the Trust, on June 24, 2016, the assets of the Fund were completely liquidated (the “Liquidation”).  As a result of the Liquidation, the Fund no longer has any assets.

Therefore, pursuant to Section 11.2 of the Agreement and Declaration of Trust of the Trust, dated May 31, 1995, as heretofore amended, the Board hereby terminates and abolishes the existence of the Fund as a series of the Trust.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Termination as of the 16th day of August, 2016

/s/Enrique R. Arzac
Enrique R. Arzac

/s/Jeffrey E. Garten
Jeffrey E. Garten

/s/Steven N. Rappaport
Steven N. Rappaport